MANAGEMENT EXCESS SAVINGS PLAN

                                       OF

                     BARNETT BANKS, INC. AND ITS AFFILIATES





                              Amended and Restated
                            Effective January 1, 1996


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                         MANAGEMENT EXCESS SAVINGS PLAN
                    OF BARNETT BANKS, INC. AND ITS AFFILIATES

                                  Introduction


Barnett Banks, Inc. (the Company) adopted this Management Excess Savings Plan of Barnett Banks, Inc. and its Affiliates (the MESP), effective November 1, 1993, for the purpose of permitting each eligible executive to make before-tax salary deferrals, and permitting the Company to make matching contributions which cannot be made under the Barnett Employee Savings & Thrift Plan (the BEST Plan) because of annual limitations on deferrals under Sections 401(k), 401(m), 401(a)(17), 402(g) and 415 of the Internal Revenue Code. The Company executes a Participation Agreement with each executive to whom it extends eligibility under the MESP.

The MESP was designed to track the BEST Plan as closely as possible. After the MESP was adopted, the Company amended the BEST Plan to provide for daily valuations to add certain investment funds, and to change elections of investment funds from 25 percent increments to 5 percent increments. In addition, the Omnibus Budget Reconciliation Act of 1993 removed the cap on the Medicare portion of FICA taxes effective January 1, 1994. The MESP was amended and restated effective October 1, 1996 to incorporate these changes.

The Company intends that the MESP will consist of the following two parts: (1) an excess benefit plan maintained solely for the purpose of providing benefits in excess of the contribution limitations imposed by Section 415 of the Internal Revenue Code (the Code), within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974 (ERISA): and (2) an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees, within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974 (ERISA), commonly called a top-hat plan. The Company reserves the right to interpret and operate the MESP accordingly, and to amend the MESP as necessary to maintain its status as a combination excess benefit plan and top-hat plan, as defined by any applicable law issued under ERISA or the Code.

The history of revised Plan provisions is set forth in Addendum A, which is an integral part of the Plan.


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                         MANAGEMENT EXCESS SAVINGS PLAN
                    OF BARNETT BANKS. INC. AND ITS AFFILIATES

                                Table of Contents

                                                                           Page

ARTICLE 1     DEFINITIONS
              1.1    Account                                                1
                     (a)  Matching Account                                  1
                     (b)  Before-Tax Account                                1
              1.2    Affiliated Company                                     1
              1.3    BEST Plan                                              1
              1.4    Before-Tax Contribution                                1
              1.5    Board                                                  2
              1.6    Change in Control                                      2
              1.7    Code                                                   3
              1.8    Committee                                              3
              1.9    Company                                                3
              1.10   Compensation                                           3
              1.11   Contributions                                          4
                     (a)  Employer Matching Contributions                   4
                     (b)  Before-Tax Contributions                          4
              1.12   Controlled Group                                       5
              1.13   Effective Date                                         5
              1.14   Employee                                               5
              1.15   Employer                                               5
              1.16   Employer Matching Contribution                         5
              1.17   Employment                                             5
              1.18   Employment Date                                        5
              1.19   Enrollment Date                                        5
              1.20   ERISA                                                  5
              1.21   MESP                                                   5
              1.22   MESPLine                                               5
              1.23   Participant                                            6
              1.24   Participation Agreement                                6
              1.25   Plan                                                   6
              1.26   Plan Investment Committee                              6
              1.27   Plan Year                                              6
              1.28   Potential Change in Control                            6
              1.29   Spouse                                                 7
              1.30   Termination Date                                       7
              1.31   Trust or (Trust Fund)                                  7
              1.32   Trustee                                                7
              1.33   Valuation Date                                         7


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  ARTICLE 2 - ELIGIBILITY
              2.1    Eligibility to Participate                             8
              2.2    Termination of Participation                           8

  ARTICLE 3 - CONTRIBUTIONS
              3.1    Employee Contributions                                 9
                     (a)  Amount                                            9
                     (b)  Vesting                                           9
                     (c)  Election to Participate                           9
              3.2    Employer Matching Contributions                        11
                     (a)  Amount                                            11
                     (b)  Vesting                                           11

  ARTICLE 4 - INDIVIDUAL ACCOUNTS
              4.1    Adjustments to Account Balances                        12
                     (a)  Regular Valuation Dates                           12
                     (b)  Valuations Binding                                12
                     (c)  Statement of Account Balances                     12
                     (d)  Correction of Mistakes                            12
              4.2    Investment Elections                                   14
                     (a)  Investment Funds                                  14
                     (b)  Liquidity                                         14
                     (c)  Investment Elections                              14
              4.3    Voting Rights                                          15
              4.4    Tender Offers                                          15

  ARTICLE 5 - PAYMENT OF BENEFITS
              5.1    Payment Events                                         16
                     (a)  Retirement or Termination                         16
                     (b)  Death                                             16
              5.2    Form and Timing of Payment                             16
                     (a)  Timing of Payment                                 16
                     (b)  Deferral of Payment                               16
                     (c)  Form of Payment                                   16
                     (d)  Medium of Payment                                 17
                     (e)  Change in Control                                 17
              5.3    Designation of and Payment to Beneficiaries            17
                     (a)  Procedure                                         17
                     (b)  Payment to Minor or Incompetent Beneficiaries     17
                     (c)  Judicial Determination                            18
              5.4    Payment to the Participant's Representative            18
              5.5    Unclaimed Benefits                                     18
              5.5    Hardship Withdrawals                                   19
                     (a)  Available Amount                                  18
                     (b)  Extraordinary end Unforeseeable Emergency         19
                     (c)  Withdrawal Necessary to Meet Need                 19
                     (d)  Reliance on Participant's Representations         19


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  ARTICLE 6 - UNFUNDED TOP-HAT PLAN
              6.1    Securing Payment of the MESP Benefit                   20
              6.2    Potential Change in Control                            20
              6.3    Change in Control                                      20
              6.4    Assets Subject to General Creditors                    20
              8.5    Exclusive Benefit                                      21
              6.6    Taxation                                               21

  ARTICLE 7 - AMENDMENT OR TERMINATION
              7.1    Amendment                                              22
                     (a)  Procedure                                         22
                     (b)  Prohibited Amendments                             22
                     (c)  Limited to Active Participants                    22
                     (d)  Administrative Changes Without Plan Amendment     23
              7.2    Termination of the MESP                                23

  ARTICLE 8 - ADMINISTRATION
              8.1    Allocation of Fiduciary Responsibilities               24
                     (a)  The Board                                         24
                     (b)  The Company and the Employers                     24
                     (c)  The Employee Benefits Committee                   24
                     (d)  The Plan Investment Committee                     27
                     (e)  The Trustee                                       29
              8.2    Expenses                                               29
              8.3    Indemnification                                        30
              8.4    Claims Procedure                                       30
                     (a)  Application for Benefits                          30
                     (b)  Decision on Claim                                 30
                     (c)  Appeal                                            30


  ARTICLE 9 - MISCELLANEOUS
              9.1    Headings                                               32
              9.2    Construction                                           32
              9.3    Nonalienation                                          32
              9.4    No Employment Rights                                   32
              9.5    No Enlargement of nights                               32
              9.6    Withholding for Taxes                                  32

ADDENDUM A History of Revised Plan Provisions


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                                    ARTICLE I

                                   Definitions

As used in the MESP, the following words and phrases and any derivatives thereof will have the meanings set forth below unless the context clearly indicates otherwise. Definitions of other words and phrases are set forth throughout the MESP. Section references indicate sections of the MESP unless otherwise stated. The masculine pronoun includes the feminine, and the singular number includes the plural and the plural the singular, whenever applicable.

1.1 Accounts mean the accounting records which the Committee will maintain to record the Contributions and attributable gains/losses/expenses allocated to each Participant, for accounting purposes only. The Committee will not segregate Plan assets among Accounts. Each Participant will have only an unsecured contractual right against his Employer for the amount of his Account balances.

     (a) Matching Account means the Account to record Employer Matching Contributions made for each pay period under Section 3.2. For each Plan Year, Matching Contributions will be made in the form of cash and/or Company Stock.

     (b) Before-Tax Account means the Account to record the Participant's Before-Tax Contributions, made for each pay period under Section 3.1.

1.2 Affiliated Company means a corporation, association, joint venture, proprietorship or partnership which is connected with the Company either through stock ownership or through common control, within the meaning of Code Sections 414(b) and (c) and 1563.

1.3 BEST Plan means the Barnett Employee Savings & Thrift Plan, which is qualified for tax-exempt status under Code Sections 401(a), 401(k), 401(m) and 501(a).

1.4  Before-Tax Contribution. See Subsection 1.11(b).

1.5  Board means the Board of Directors of the Company.


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1.6  Change in Control means the occurrence of any of the following events:

     (a) Any Person (as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, and modified in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 issued under the Exchange Act), directly or indirectly, of securities of the Company (excluding securities beneficially owned by direct acquisition from the Company) representing 25 percent or more of the combined voting power of the Company's then outstanding voting securities. For this purpose, Persons will not include: (1) any employee plan established by any Employer, (2) the Company or any of its affiliates (as defined in Rule 12b-2 issued under the Exchange
          Act), (3) an under-writer temporarily holding securities pursuant to an offering of such securities, or (4) a corporation directly or indirectly owned by stockholders of the Company in substantially the same proportions as their ownership of the Company.

     (b) During any period of up to two consecutive years, individuals who at the beginning of the period constitute the Board, cease for any reason to constitute a majority of the Board's membership. Any person who becomes a director after the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office, who were directors at the beginning of such period or whose election or nomination for election was previously approved, will be deemed a director as of the beginning of such period. An individual will not be deemed a director as of the beginning of such period if (1) his initial assumption of office was in connection with an actual or threatened election contest relating to the election of Company directors (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act), or (2) who was designated by a Person who has entered into an agreement with the Company to effect a transaction described in Subsection (a), (c) or
          (d).

     (c) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than; (1) a merger or consolidation after which the voting securities of the Company outstanding immediately before such event, continue to represent (by remaining outstanding or by conversion into


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          voting securities of the surviving entity or its parent), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any corporation, at least 51 percent of the combined voting power of the voting securities of the Company or the surviving entity or any parent thereof, outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the direct or indirect beneficial owner (as defined in Subsection (a) and determined by excluding securities beneficially owned by direct acquisition from the Company) of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding voting securities.

     (d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition to an entity at least 75 percent of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately before such sale.

1.7 Code means the Internal Revenue Code of 1956 as amended from time to time, and regulations and rulings issued under the Code.

1.8 Committee means the Employee Benefits Committee, the members of which will hold that office by virtue of their job titles, as described in Subsection
     8.1 (a), which will be the Plan Administrator, and which will have primary responsibility for administering the MESP under Article 5.

1.9 Company means Barnett Banks, Inc., a Florida corporation, or its successor or assign which adopts the MESP.

1.10 Compensation means the Employee's salary, wages and/or commissions paid by his Employer for the Plan Year and reported as taxable income on his Form W-2, plus (1) his before-tax contributions under the BEST Plan and salary reduction amounts contributed to any other plan maintained by an Employer under Code Sections 125 or 401(k); and (2)


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     amounts deferred under the Barnett Banks, Inc. Management Deferral Plan
     (the MDP) beginning October 15, 1996. Compensation excludes Employer Matching Contributions to this Plan and to any other benefit plan, shift differentials, bonuses, ATM pay, expense allowances and other reimbursements, relocation payments, any amounts paid as severance pay, cash and noncash fringe benefits, welfare benefits, and any amounts which are required to be reported on the Employee's Form W-2 but which are not paid to him in cash. Compensation will not be subject to the $150,000 (as indexed) limitation under Code Section 401(a)(17).

1.11 Contributions. The Plan will accept the following Contributions:

     (a) Employer Matching Contributions means an amount equal to 100 percent of the first 8 percent of Compensation contributed by each Participant for each Plan Year as Before-Tax Contributions under the combination of this Plan and the BEST Plan. The Committee will calculate the amount of Compensation that will be matched under this Plan by applying 6 percent to the Participants Compensation as defined in this Plan, and then subtracting the amount matched under the BEST Plan for the Plan Year. As a condition to receiving an allocation of Employer Matching Contributions for any pay cycle in any Plan Year under this Plan, the Participant must have contributed the maximum amount permitted to the BEST Plan for each pay cycle during which he participated in this Plan during that Plan Year.

     (b) Before-Tax Contributions means an amount equal to a whole percentage not less than 2 percent nor greater than 15 percent of the Participant's Compensation for the Plan Year, which he contributes to the combination of this Plan and the BEST Plan, on a before-tax basis under his salary reduction agreement. The Committee will calculate the maximum amount of Compensation the Participant can contribute under this Plan by applying 15 percent to the Participant's Compensation as defined in this Plan, and then subtracting the amount which he contributed under the BEST Plan for the Plan Year. As a condition to making any Before-Tax Contribution for any pay cycle in any Plan Year under this Plan, the Participant must have contributed the maximum amount permitted to the BEST Plan for each pay cycle during which he participated in this Plan during that Plan Year.


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1.12 Controlled Group means the Company and each member of the group of corporations or entities under at least 80 percent common control with the Company, within the meaning of Code Sections 414(b) and (c).

1.13 Effective Date means November 1, 1993 as the initial Effective Date of the MESP and January 1, 1996 as the Effective Date of this amendment and restatement.

1.14 Employee means each executive employee of the Company who is designated by the Committee as being eligible to participate in the MESP for the Plan Year.

1.15 Employer means the Company and each Affiliated Company which adopts and participates in the MESP, and each Employer's successor or assign which adopts the MESP.

1.16 Employer Matching Contribution. See Subsection 1.11(a).

1.17 Employment means the period during which an Employee is regularly employed by an Employer.

1.18 Employment Date means the date on which the Employee first earned Compensation during his initial Employment.

1.19 Enrollment Date means the first day of each Plan Year, for elections to begin making before-Tax Contributions or to suspend or change the level of Before-Tax Contributions.

1.20 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations and rulings under ERISA.

1.21 MESP means this Management Excess Savings Plan.

1.22 MESPLine means the interactive telephone system for Participants and beneficiaries to use to make their deferral and investment elections and modifications, to request inservice withdrawals, and to request post-Employment payments. To the extent that for


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     any reason the MESPLine is not available from time to time for any such use, the recordkeeper or the Employer will provide the affected Participant or beneficiary a written form (which has been approved by the Committee) to use to execute the desired transaction, as soon as practicable after it receives the request for such written form. As used in this Plan document, the term MESPLine includes such written forms to the extent applicable.

1.23 Participant means the Employee who has executed a Participation Agreement.

1.24 Participation Agreement means the document by which an Employee agrees to participate in the MESP and to comply with and be bound by all the terms and conditions of the MESP, and to defer an elected percentage to his Compensation. Each Participation Agreement will be strictly confidential between the Participant and his Employer except to the extent that disclosure is necessary for the proper administration of the Plan, and will form an integral part of this Plan. For any Plan Year and for one or more Participants, the Committee may make available an interactive telephone system (called the MESPLine) for Participants to make elections under the MESP. The recordkeeper will confirm the elections in writing by Participant PIN numbers. The Committee will treat the written confirmations as Participation Agreements for all purposes under the MESP.

1.25 Plan means the Management Excess Savings Plan, as amended from time to time.

1.26 Plan Investment Committee means the Subcommittee of the Employee Benefits Committee, the members of which will hold that office by virtue of their job titles, as described in Subsection 8.1(a), which will have primary responsibility for the investment of Plan assets, and which will have the powers and duties described in Subsection 8.1(d).

1.27 Plan Year means the 12-month period beginning January 1 and ending December 31 of each year.

1.28 Potential Change in Control means the occurrence of any of the following events: (a) the Company enters into an agreement, the consummation of which would result in a Change in Control: (b) the Company or any Person publicly announces an intention to take or to

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     consider taking actions which, if consummated, would result in a Change in
     Control; or (c) any person becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 issued under the Exchange Act) of securities of the Company representing 15 percent or more of the combined voting power of the Company's then outstanding securities.

1.29 Spouse means the person to whom the Participant is legally married. The surviving Spouse is the person to whom the Participant is legally married on his date of death. In the event of a dispute, such status will be determined in accordance with applicable laws of the Participant's state of domicile. The surviving Spouse is sometimes referred to as a beneficiary.

1.30 Termination Date means the date on which the Participant ceases to be an Employee for any reason.

1.31 Trust or (Trust Fund) means the rabbi trust which the Committee may establish under a trust agreement executed between the Company and the Trustee to receive and invest Contributions under the Plan, from which distributions will be made, and which will be subject to the general creditors of the Employers.

1.32 Trustee means the individuals(s) or corporation(s) appointed by the Company, pursuant to a trust agreement, to hold and manage the Trust Fund as a rabbi trust.

1.33 Valuation Date means each business day during each Plan Year, as of which the Trustee will determine the Fair Market Value of the Trust Fund and of each Account, and will make allocations to Accounts as provided in Section 4.1.


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                                    ARTICLE 2
                                   Eligibility

2.1 Eligibility to Partcipate. After the Committee designates an Employee as being eligible, he may begin to participate in the MESP as of the first day of the Plan Year following the date when he has property executed his Participation Agreement. If the Committee designates an Employee as being eligible after the beginning of a Plan Year, it may permit him to begin participating on a date other than the first day of a Plan Year.

2.2 Termination of Participation. Each Participant will terminate his participation in the MESP as of the earlier of the date when the Committee determines that he is no longer eligible, or his Termination Date.


                                       8
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                                    ARTICLE 3
                                  Contributions

3.1  Employee Contributions.

     (a) Amount. As a condition to making any Before-Tax Contribution for any pay cycle in any Plan Year under this Plan, the Participant must have contributed the maximum amount permitted to the BEST Plan for each pay cycle that he participated in this Plan during that Plan Year. For each Plan Year, and before the beginning of the Plan Year, each Eligible Employee may elect to make Before-Tax Contributions in an amount equal to a whole percentage not less than 2 percent nor greater than 15 percent of his Compensation for the Plan Year. The Committee will calculate the maximum amount of Compensation that the Participant can contribute under this Plan by applying 15 percent to the Participant's Compensation as defined in this Plan and subtracting the amount which he contributed under the BEST Plan for the Plan Year.

     (b) Vesting. The Participant will be fully vested in his Before-Tax Account balance at all times.

     (c) Election to Participate. Participants will execute their Participation Agreements and make their elections via the MESPLine. The Committee will confirm the elections by Participant PIN numbers.

          (1) Initial Election. To become a Participant in the Plan, the Eligible Employee must properly execute a Participation Agreement designating the percentage of his annual Compensation to be deferred as his Before-Tax Contributions for the next Plan Year which begins after he submits his election, (or for the remainder of the Plan Year if he begins participating after the first day of a Plan Year), within the limitations described in Subsection
               (a). The Eligible Employee will begin participating as of the first payroll period after he has properly executed his Participation Agreement. The Eligible Employee who fails to properly elect to begin participating as of the date when he is first


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

               eligible, may elect to begin participating as of the first day of any subsequent Plan Year so long as he remains an Eligible Employee. He must property execute his Participation Agreement no later than the deadline established by the Committee and uniformly applied, which date will be before the first day of the Plan Year. The election will remain effective until the Participant (A) modifies, suspends, or revokes his election or
               (B) ceases to be an Eligible Employee. The elected percentage will apply to increased or decreased Compensation. However, the Committee may require any Participant to execute a new election as of the beginning of any Plan Year.

          (2) Modification. The Participant who has elected to have contributed a percentage of his Compensation under Subsection (c)(1) may modify his election as of the first day of any Plan Year by executing, no later the deadline established by the Committee and uniformly applied, a new election stating that he elects to have a higher or lower percentage deducted from his Compensation. The Participant who has an unforesseable emergency under Section 5.6 may modify his election to the extent reasonably necessitated by his emergency.

          (3) Revocation or Suspension. The Participant may revoke his election to participate as of the first day of any Plan Year. He must submit his notice to the Committee no later than the deadline established by the Committee and uniformly applied. Each modification, revocation or suspension will remain effective until a new election is properly completed.

          (4) New Election. The Participant who has modified, revoked or suspended his election may make a new election as of the first day of any subsequent Plan Year by executing a new Participation Agreement no later than the deadline established by the Committee and uniformly applied. Each modification, revocation or suspension will remain effective until a new election is property executed.

          (5) Committee Regulations. The Committee may from time to time establish and uniformly apply rules governing elections, including rules regarding the frequency with which elections may be modified or revoked. The Committee may not permit any Participant to make a new election, or to modify or revoke his previous election, for any Plan Year after that Plan Year has begun.

3.2  Employer Matching Contributions.

     (a) Amount. As a condition to receiving an allocation of Employer Matching Contributions for any Plan Year under this Plan, the Participant must have contributed the maximum amount permitted to the BEST Plan for the same Plan Year. For each Plan Year, each Employer will make an Employer Matching Contribution equal to 100 percent of the first 6 percent of Compensation contributed by each of its Eligible Employees as Before-Tax Contributions. The Committee will calculate the amount of Compensation that will be matched under this Plan by applying 6 percent to the Participants Compensation as defined in this Plan and subtracting the amount matched under the BEST Plan for the Plan Year.

     (b) Vesting. The Participant will be fully vested in his Matching Account balance at all times.





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                                    ARTICLE 4
                               Individual Accounts

4.1  Adjustments to Account Balances.

     (a) Regular Valuation Dates. As of each Valuation Date, the Trustee will determine the fair market value of the Trust Fund and the Committee will determine the value of each Account of each Participant. The Account balances of each Participant will be adjusted to reflect his allocations of Contributions, forfeitures and payments from his Accounts and investment gains or losses and expenses.

     (b) Valuations Binding. In determining the value of the Trust Fund and each individual Account, the Trustee and the Committee will exercise their best judgment, and all determinations of value will be binding upon all Participants and their beneficiaries.

     (c) Statement of Account Balances. As soon as practicable after the end of each Plan Year the Committee will provide to each Participant and other payee for whom an Account is maintained, a statement showing all allocations to and payments from each of his Accounts, and the current value of each of his Accounts. The Committee may provide statements more frequently.

     (d) Correction of Mistakes. In the event the Committee discovers that a mistake has been made in an allocation to or distribution from any Participant's Account balance, or any other mistake which affects an Account balance, it will correct the mistake as soon as practicable. If an overpayment has been made, the Committee will seek cash reimbursement. If an underpayment has been made, the Committee will pay the amount of the underpayment in a single sum. The Committee will treat any other addition to the Account as an expense of the Plan, and will treat any other subtraction from the Account as a forfeiture and will use it to reduce the affected Employer's Matching Contributions for the same or the next Plan Year. To the extent necessary to correct errors in allocations that result from Contributions including Contributions that would have been made except for the error the Committee will permit or require adjustments to the Contributions otherwise described in the Plan, including make-up Contributions, accelerated Contributions, suspensions of Contributions, and similar adjustments. It a Participant timely makes an election for Before-Tax Contributions under Section 3.1 to be effective in a stated payroll period, but the Committee is unable to effect the election until the following payroll period, the Committee will treat the Contribution as if it had been made in the stated payroll period, but will allocate earnings to the Contribution only from the date when it is actually made. The Committee will correct all other administrative errors in the manner which it considers appropriate under the circumstances. However, if the Committee determines that the burden or expense of seeking recovery of any overpayment or correcting any other mistake (except corrections that are necessary to make a Participant or beneficiary whole) would be greater than is warranted under the circumstances, it may in its discretion forego recovery or other correction efforts. If a mistake in any communication creates a risk of loss to any Participant or beneficiary, the Committee will take reasonable steps to mitigate such risk, including steps that vary from Plan provisions.

4.2  Investment Elections.

     (a) Investment Funds. The Plan Investment Committee will select investment funds from time to time for the investment of balances in Before-tax Accounts, as elected by each Participant, and will direct the Trustee to maintain the selected funds. The Committee will timely describe each available fund in written notices to Participants. Until directed otherwise, the Trustee will maintain the Barnett Common Stock Fund for the investment of all balances in the Matching Accounts, which will not be subject to election.

     (b) Liquidity. Each fund may hold cash and other liquid investments in such amounts as the Plan Investment Committee and/or the Trustee consider necessary to meet the Plans liquidity requirements and to pay administrative expenses.

     (c) Investment Elections. Participants will make their investment elections via the MESPLine. The Committee will confirm the elections by Participant PIN numbers.

          (1) Initial Election. As of his Enrollment Date, the Participant may elect to have the balance in his Before-Tax Accounts invested among the investment funds in 5-percent increments. He must complete his investment election no later than the deadline established by the Committee and uniformly applied.

          (2) Failure to Elect. The Before-Tax Account balance of any Participant who fails to timely complete his election will be invested in the money market fund until he does complete his election.

          (3) Change in Investment Election. As of any Valuation Date, each Participant may elect to change his investment election for the balances in his existing Before-Tax Accounts and/or for future allocations to his Accounts, in increments of 5 percent of the balance in each Account. Reinvestment elections for existing balances will become effective as of the Valuation Date when made if the Participant completes his investment election no later than the daily time deadline; otherwise the election will become effective as of the next following Valuation Date. Investment elections for future allocations that are made before the deadline in each payroll period will become effective as of the Valuation Date following the last day of the payroll period or as soon thereafter as practicable. The Committee will establish and publish to Participants from time to time the daily time deadlines by which elections must be completed.

          (4) Insider Trading Rules. The Committee will assist Participants who are insiders under Rule l6b-3 of Section 16 of the Securities Exchange Act of 1934 to avoid discretionary transactions that would trigger the short-swing profit recovery rules. Discretionary transactions include (A) elective distributions (hardship withdrawals under Article 5 that require liquidation of shares held in the Company Stock fund), and (B) investment elections that involve transfers to and from the Company Stock fund. Transactions required under the Code or the Plan are exempt, including payments upon termination and QDRO payments. The Committee will advise insiders that they can exempt their transactions if they wait at least six months between making elections for opposite-way transactions, i.e. discretionary transactions that result in an increase or decrease in the number of

               Company Stock shares they hold under the combination of this Plan and all other qualified and nonqualified plans maintained by their Employer. The six-month span is based on the election dates and not the transaction dates.

4.3 Voting Rights. Each Participant will have the right to direct the Trustee as to the manner in which the shares in the Barnett Banks, Inc. Common Stock Fund held by his Accounts will be voted. The Trustee will vote combined fractional shares held by all Participants in the manner which most closely reflects their direction. The Trustee will vote shares for which it does not receive voting directions, proportionately in accordance with the directions of those Participants who submit timely directions for the voting of their allocated shares. For voting purposes, each Participant will be a named fiduciary. The Committee will provide to Participants and to the Trustee proxy material identical to that provided to other stockholders.

4.4 Tender Offers. In the event the Trustee receives any information or material which reasonably indicates that a tender offer is being made to holders of Company Stock the Trustee will furnish such information or material to all Participants whose Accounts hold shares in the Barnett Banks, Inc. Common Stock Fund, together with a form on which the Participant can confidentially direct the Trustee whether to tender his shares or to take any other solicited action with respect to his shares. Each Participant will be permitted to direct the Trustee with respect to all, and not less than all, his whole and fractional shares. With respect to shares for which Participants fail to give directions, the Trustee will act in accordance with the directions given by Participants who hold the majority of such shares. Each Participant who sells the shares held by his Accounts will be permitted to direct the Trustee with respect to the reinvestment of his proceeds, in accordance with Section 4.2. For purposes of any tender offer, each Participant will be a named fiduciary with respect to the shares held in his own Accounts.

                                    ARTICLE 5
                               Payment of Benefits


5.1  Payment Events.

     (a) Retirement or Termination. Each Participant will receive his Account balances in a lump sum payment as soon as practicable after his Termination Date unless he timely defers payment under Subsection 5.2(b)

     (b) Death. If a Participant dies while he has a balance in his Accounts, the Committee will pay his Account balances in a lump sum to his beneficiary as soon as practicable after his date of death.

5.2  Form and Timing of Payment.

     (a) Timing of Payment. The Committee will cause the Trustee to issue the payment to the Participant or beneficiary as soon as practicable after the Termination Date, unless the Participant is eligible and has timely elected to defer under Subsection (b).

     (b) Deferral of Payment. The Participant who retires from active Employment after reaching age 55 and completing 10 years of service under the Retirement Plan of Barnett Banks, Inc. and its Affiliates, may request that the Committee defer his payment until a date elected by him. The Committee will not defer his payment unless he submits his written request at least one year before his Termination Date, or within such other period required by the Internal Revenue Service to avoid application of the doctrine of constructive receipt. The Committee will have sole discretion to approve or deny any request for deferral

     (c) Form of Payment. The Participant or beneficiary will receive payment of his Account balances in a lump-sum payment in the medium described in Subsection (d) and may not elect any other form of payment.

     (d) Medium of Payment. The Participant or beneficiary may elect to receive his Account balances either entirely in cash, or cash for any Account balances invested in any investment fund other than a Company Stock fund, and shares of Barnett Banks, Inc. common stock for any Account balances invested in the Barnett Common Stock Fund. Any fractional shares will be paid in cash. If the Participant fails to elect the medium of payment before the date when payment becomes due, the Committee will pay the aggregate Account balances in a lump sum cash payment.

     (e) Change in Control. Each MESP Participant who is terminated from Employment for any reason within three years following a Change in Control will receive his entire Account balance in a single lump sum on the date he ceases to be an Employee or as soon thereafter as administratively practicable.

5.3  Designation of and Payment to Beneficiaries.

     (a) Procedure. Each Participant may designate one or more beneficiary(s) to receive any balance in his Accounts which may be payable upon his death. The Participant may change his designation from time to time by filing the proper form with the Committee, and each change will revoke all his prior designations. To be effective, each designation or revocation must be made in writing on a form provided by the Committee and must be signed and filed with the Committee before the participant's death. The Participant may name one or more primary beneficiaries and one or more contingent beneficiaries. If he names more than one beneficiary, he must designate the percentage payable to each. If upon the Participant's death no designated beneficiary survives him or if he failed to designate a beneficiary, the Committee will direct the payment of his benefits to his surviving Spouse, if any, or if none then to his descendants per stirpes, or if none then to the Participant's estate.

     (b) Payment to Minor or Incompetent Beneficiaries. In the event the deceased Participant's beneficiary is a minor, is legally incompetent, or cannot be located after reasonable effort, the Committee will make payment to the court-appointed guardian or representative of such beneficiary, or to a trust established for the benefit of such beneficiary, as applicable.


     (c) Judicial Determination. In the event the Committee for any reason considers it improper to direct any payment as specified in this Section, it may have a court of applicable jurisdiction determine to whom payments should be made in which event all expenses incurred in obtaining the determination may be charged against the payee.

5.4 Payment to the Participant's Representative. If the Participant is incompetent to handle his affairs as of his payment date, or cannot be located after reasonable effort, the Committee will make payments to his court-appointed personal representative, or if none is appointed the Committee may in its discretion make payments to his next-of-kin. The Committee may request a court of competent jurisdiction to determine the payee, in which event all expenses incurred in obtaining the determination may be charged against the payee.

5.5 Unclaimed Benefits. In the event the Committee cannot locate any person entitled to receive the Participant's Account balances, with reasonable effort and after a period of five years, his interest will be canceled but will be reinstated within 60 days after he is located, to the extent required by any applicable law.

5.6 Hardship Withdrawals. The Participant who has an extraordinary and unforeseeable emergency which necessitates a hardship withdrawal must submit a written request to the Committee, specifying the amount to be withdrawn, a full explanation of the emergency and why it necessitates a hardship withdrawal, the amount of any other financial resources reasonably available to him, and such other information as the Committee may request. The amount withdrawn will be paid to the Participant as promptly as practicable after the Committee approves his request.

     (a) Available Amount. The amount withdrawn may not exceed the actual expenses incurred or to be incurred by the Participant because of his hardship which he cannot meet through any other resources reasonably available to him, including any withdrawals available under the BEST Plan.

     (b) Extraordinary and Unforeseeable Emergency. The Participant may make a hardship withdrawal only if he has an extraordinary and unforeseeable emergency which would create an immediate threat to the safety and/or health of himself and/or his Spouse or other dependents unless he receives the withdrawal.

     (c) Withdrawal Necessary to Meet Need. The Committee will approve the withdrawal request only if the Participant represents that he cannot meet his hardship from other reasonably available resources.

     (d) Reliance on Participant's Representations. The Committee may in good faith rely on the representations made by the Participant in his application for the hardship withdrawal and will not be held accountable for any misrepresentation of which it does not have actual knowledge.

                                    ARTICLE 6
                              Unfunded Top-Hat Plan

6.1 Securing Payment of the MESP Benefit. Because the MESP is a top-hat plan, it will be operated at all times as an unfunded plan as required under ERISA. However, the Company and each Employer reserve the right to take reasonable steps to secure the payment of all or part of the Account balances payable under this MESP, to the greatest extent possible without compromising the unfunded status of the MESP. To the extent not provided under a rabbi trust or other vehicle which the Company and/or any Employer may establish at any time to provide for the security of Account balances, each Employer will pay Account balances from its general treasury as they become due. The Employers may purchase insurance contracts and other investments in contemplation of Account balances becoming payable in the future.

6.2 Potential Change in Control. In the event of a Potential Change in Control, each Employer will immediately fully fund, in a rabbi trust or similar vehicle, the entire MESP Benefit payable to each of its MESP Participants. In the event any Employer fully funds the Plan upon a Potential Change in Control, such amount may be returned to the Employer only if a period of one year elapses from the date of such Potential Change in Control without the occurrence of a Change in Control or a subsequent Potential Change in Control (which, for purposes of this Section, will begin a new one-year period).

6.3 Change in Control. In the event of a Change in Control, the Company will immediately irrevocably deposit additional cash or other property, in a rabbi trust or similar vehicle, an amount sufficient to pay the entire MESP Benefit payable to or on behalf of each Participant, to the extent not previously funded. Within 31 days following the end of each Plan Year after a Change in Control, the Company will irrevocably deposit additional cash or other property in a rabbi trust or similar vehicle in an amount sufficient to pay the entire MESP Benefit payable to or on behalf of each Participant as of the last day of the Plan Year, to the extent not previously funded.

6.4 Assets Subject to General Creditors. In the event of an Employer's insolvency, all assets of the MESP will be subject to general judgment creditors to the extent that the claims are enforceable under state or federal law. Assets will be paid from the affected Employers general treasury, or other funding vehicle if one exists, as directed by a valid order from a court having competent jurisdiction.

6.5 Exclusive Benefit. Although no Participant or beneficiary will have any preferred claim or beneficial ownership interest in any Plan assets, and any rights they have under the Plan will be mere unsecured contractual rights against the Employers, the Employers will use all Plan assets exclusively for the benefit of Participants and beneficiaries except to the extent that their general creditors have prior rights as described in
     Section 6.4.

6.6 Taxation. For each fiscal your, each Employers will be entitled to take an income tax deduction for benefit payments made from the Plan that year to its Participants. The Employers will pay annual income taxes on their pro rata share of the earnings from any rabbi trust or other funding medium that may be established under the Plan, except to the extent that earnings are exempt because of the nature of the investment, i.e., insurance contracts, tax-exempt bonds, etc.

                                    ARTICLE 7

                            Amendment or Termination

7.1  Amendment.


     (a) Procedure. The Company will have the right to amend the Plan from time to time. The Committee will determine that an amendment is appropriate, and will determine whether the amendment may significantly alter the Plans contribution requirements or expense provisions. The Committee or its agent will draft the amendment. Each amendment must be approved by a majority of the Committee members then in office. A duly authorized officer of the Company will adopt each amendment by placing his signature thereon. If the amendment may significantly alter the Plans contribution requirements or expense provisions, the Board must approve or ratify it by resolution. The Committee will deliver a copy of each amendment to each Employer within 30 days after adoption.

     (b) Prohibited Amendments. The authority to amend the Plan will be limited as follows:

          (1) Exclusive Benefit. No amendment will permit any part of the Trust Fund to be used for purposes other than the exclusive benefit of Participants.

          (2) Nonreversion. No amendment will revest in any Employer any portion of the Trust Fund.

          (3) No Cut-back. No amendment will eliminate or reduce any Participant's Account balance accrued before the amendment.

     (c) Limited to Active Participants. Except as specifically stated in the amendment, no amendment will apply to any Employee whose Termination Date occurred before the effective date of the amendment.

     (d) Administrative Changes Without Plan Amendment. The Committee reserves authority to make administrative changes to this Plan document without formal amendment to the Plan. The Committee will effect such changes by substituting pages in the Plan document with corrected pages. Administrative changes include, but are not limited to, corrections of typographical errors and similar errors, conforming provisions for administrative procedures to actual practice and changes in practice, and deleting or correcting language that fails to accurately reflect the intended provision of the Plan.

7.2 Termination of the MESP. The Company expects the MESP to be continued indefinitely but necessarily reserves the right to terminate the MESP at any time. In the event the MESP terminates after a Change in Control, the Employers will make contributions to a rabbi trust, escrow fund or other funding vehicle, no later than the date specified in Section 6.3, sufficient to provide full payment of all Account balances payable to all Participants, accrued as of the termination date.

                                    ARTICLE 8

                                 Administration

8.1 Allocation of Fiduciary Responsibilities. The Plan fiduciaries have the powers and duties described below, and may delegate their duties to the extent permitted under ERISA Section 402.

     (a) The Board. The Board members' status as Plan fiduciaries, and their fiduciary duties, are limited to (1) designating by resolution that senior management Employees holding certain job titles will serve as Employee Benefits Committee members, (2) designating by resolution that three Employee Benefits Committee members holding certain job titles will serve as Plan Investment Committee members, (3) approving or ratifying any amendment which may substantially alter the Plan's contribution requirements or expense provisions, (4) approving the whole or partial termination of the Plan, and (5) approving each new Employer that adopts the Plan.

     (b) The Company and the Employers. The Company's and each Employer's status as a Plan fiduciary, and their fiduciary duties, are limited to
          (1) making contributions to the Plan in the amounts determined by the Committee, and (2) executing documents by which the Plan is governed, to the extent not executed by the Committee. The Company reserves the right to terminate the Plan in whole or in part, subject to Board approval. Officers of the Company will act on its behalf as specified in the Company's by-laws, and officers of each Employer will act on its behalf as specified in the Employer's by-laws.

     (c) The Employee Benefits Committee. The Employee Benefits Committee will serve as Plan Administrator.

          (1) Appointment and Termination of Office. The Employee Benefits Committee will consist of not fewer than three Employees who, by authority of the Board resolution described in Subsection (a), will serve us such by virtue of their job titles. Each such Committee member will lose his status as such when he ceases to hold a job title by virtue of which he is a member. Each such member may resign at any time by written resignation from his job title, submitted to the Company and to the Committee. The successor to such job title will also be the successor Committee member. The Committee members who serve as such by virtue of their job titles may by majority vote designate other Employees who will also serve as members. The Committee may by majority vote remove any such member at any time. Each such member may resign at any time by written resignation to the Committee. The Committee may appoint a successor to fill any such vacancy in its membership. The Committee will confirm each such appointment and removal in its minutes and will issue a copy to each Committee member,

          (2) Organization of Committee. The Committee will elect a Chairman from among its members, and will appoint a Secretary who may or may not be a Committee member. The Committee may appoint agents who may or may not be Committee members, as it considers necessary for the effective performance of its duties, and may delegate to the agents ministerial powers and duties as it considers expedient or appropriate. The Committee will fix the compensation of the agents within the limits set by the Board. Employee Committee members will serve as such without additional compensation.

          (3) Committee Meetings. The Committee will hold meetings at least annually. A majority of the members then in office will constitute a quorum. Each action of the Committee will be taken by a majority vote of all members then in office. The Committee may establish procedures for taking written votes without a meeting.

          (4) Powers of the Committee. The Committee will have primary responsibility for administering the Plan, and all powers necessary to enable it to property perform its duties, including but not limited to the following powers and duties:

               (A) Rules. The Committee may adopt rules and regulations necessary for the performance of its duties under the Plan.

               (B) Construction. The Committee will have the power to construe the Plan and to decide all questions arising under the Plan.

               (C) Individual Accounts. The Committee or its agent will maintain individual Accounts for each Participant, and will allocate Contributions and investment earnings to the proper Accounts.


               (D) Rights to Benefits. The Committee will have discretionary authority to determine the eligibility of any individual to participate in the Plan, the eligibility of Participants and beneficiaries to receive benefits, and the amount of benefits to which any Participant or beneficiary may be entitled under the Plan, and will enforce the claims procedure described in Section 5.4.

               (E) Payments. The Committee will direct the payment of Account balances from the Trust, and will specify the payee, the amount and the conditions of each payment.

               (F) Disclosure. The Committee will prepare and distribute to the Employees plan summaries, notices and information about the Plan in the manner it deems proper and in compliance with applicable law.

               (G) Application Forms. The Committee will provide forms for use by Participants in applying for benefits.

               (H) Agents. The Committee will retain legal counsel, accountants and other agents as it deems necessary to property administer the Plan.

               (I) Financial Statements. The Committee will periodically prepare reports of the Plan's operation, showing its assets and liabilities.

               (J) Reporting. The Committee will cause to be filed all reports under ERISA and the Code required for top-hat plans.

               (K) Investment Manager. With approval of the Board, the Committee may appoint an investment manager.

          (d) The Plan Investment Committee. The Plan Investment Committee is a Subcommittee of the Employee Benefits Committee, and has primary responsibility for the investment of Plan assets.

               (1) Appointment and Termination of Office. The Plan Investment Committee will consist of not fewer than three Employees who, by authority of the Board resolution described in Subsection (a), will serve as such by virtue of their job titles. Each such Plan Investment Committee member will lose his status as such when he ceases to hold a job title by virtue of which he is a member. Each such member may resign at any time by written resignation from his job title, submitted to the Company and to the Plan Investment Committee. The successor to such job title will also be the successor Plan Investment Committee member. The Plan Investment Committee members who serve as such by virtue of their job titles may by majority vote designate other Employees who will also serve as members. The Plan Investment Committee may by majority vote remove any such member at any time. Each such member may resign at any time by written resignation to the Employee Benefits Committee and the Plan Investment Committee. The Plan Investment Committee may appoint a successor to fill any such vacancy in its membership. The Plan Investment Committee will confirm each such appointment and removal in its minutes and will issue a copy to each Committee member.

               (2) Organization of Plan Investment Committee. The Plan Investment Committee will elect a Chairman from among its members, and will appoint a Secretary who may or may not be a member. The Plan Investment Committee may appoint agents who may or may not be members, as it considers necessary for the effective performance of its duties, and may delegate to the agents such powers and duties as it considers expedient or appropriate. The Plan Investment Committee will fix the compensation of the agents. Plan

                    Investment Committee members will Serve as such without additional compensation.


               (3) Plan Investment Committee Meetings. The Plan Investment Committee will hold meetings at least annually. A majority of the members then in office will constitute a quorum. Each action of the Plan Investment Committee will be taken by a majority vote of all members then in office. The Plan Investment Committee may establish procedures for taking written votes without a meeting.

               (4) Powers and Duties. The Plan Investment Committee will have primary responsibility for investment of Plan assets, and all powers necessary to enable it to property perform its duties, including but not limited to the following powers and duties:

                    (A) Appointment of Trustee. The Plan Investment Committee will select and appoint the Trustee, and may remove and replace the Trustee from time to time as it considers appropriate. The Plan Investment Committee will determine the portion of Plan assets to be invested by the Trustee instead of the investment manager(s).

                    (B) Appoint of Investment Managers. The Plan Investment Committee may select and appoint one or more investment managers from time to time, and may remove any investment manager. The Plan Investment Committee will determine the portion of Plan assets to be invested be each investment manager. To the extent it considers appropriate, the Plan Investment Committee will direct the investment manager(s) regarding the allocation of assets among investment categories and the maintenance of asset balancing. The Plan Investment Committee will regularly monitor the performance of each investment manager.

                    (C) Investment Policy. The Plan Investment Committee will maintain and execute written investment objectives and guidelines.

                    (D) Investment Funds. To the extent it does not delegate such authority to the Trustee and/or the investment manager(s), the Plan Investment Committee will determine the portion of Plan assets to be invested in categories such as common and preferred stocks bonds, mortgages, real estate, insurance contracts, etc. and may direct transfers of Plan assets between investment categories and between the Trustee and/or the investment managers accordingly.

                    (E) Investment Performance. The Plan Investment Committee will establish written procedures for reviewing and evaluating investment performance, and will regularly review and evaluate the performance of the investment manager(s) and the media in which Plan assets are invested.

                    (F) Records. The Plan Investment Committee will maintain records of investments.

                    (G) Agents. The Plan Investment Committee may delegate any of its ministerial duties to Company employees and other agents, and may retain legal counsel, accountants, actuaries, consultants and other agents as it considers necessary to properly administer the Plan.

          (e) The Trustee. The Plan Investment Committee will appoint a Trustee who will have the duties and responsibilities described in the trust agreement executed by the Company and the Trustee. The trust agreement will be an integral part of this Plan.

8.2 Expenses. The Committee will determine, in its sole discretion, whether the expenses incurred in administering the MESP will be paid by the Employer(s) or by the Trustee of any rabbi Trust that is established under the MESP. MESP expenses include but are not limited to fees and charges of attorneys, accountants, consultants, investment managers, and the Trustee. The Trustee may pay from the Trust Fund all expenses incurred in connection with the investment of MESP assets.

8.3 Indemnification. The Employers will indemnify and hold harmless the Committee and each member and each person to whom the Committee has delegated responsibility under this Article, from all joint or several liability for their acts and omissions and for the acts and omissions of their duly appointed agents in the administration of the MESP, except for their own willful breach of fiduciary duty and willful misconduct.

8.4  Claims Procedure.

     (a) Application for Benefits. Each Participant, or beneficiary, must submit a written application for payment, with such documentation as the Committee considers necessary to process the claim.

     (b) Decision on Claim. Within 90 days after receipt of a claim and all necessary information, the Committee will issue a written decision. If the claim is denied in whole or in part, the notice will set forth (1) specific reasons for the denial and references to Plan provisions upon which the denial is based; (2) a description of any additional information necessary to process the claim; and (3) an explanation of the Plan's claim review procedure. If special circumstances require an extension of time, the Committee will furnish the claimant written notice of the extension, and an explanation why it is necessary, before the end or the initial 90-day period.

     (c) Appeal. The claimant may appeal an adverse decision by requesting in writing, within 80 days after he receives the decision, that the Committee review the decision. Or, if the Committee fails to issue a decision, the claimant must submit his appeal within 150 days after he filed his claim. He may submit a statement of issues and supporting arguments. He may inspect all documents that are reasonably pertinent to his case, upon reasonable notice to the Committee, but may not inspect confidential information concerning any other person. The Committee may set the matter for oral hearing and give the claimant reasonable notice of the time and place. The Committee will proceed promptly to resolve all issues and issue a written decision, with a statement of reasons and references to supporting provisions of the Plan, within 60 days. If special circumstances require an extension of time, the Committee will render a decision as soon as possible, but not later than 120 days after receipt of the appeal. If an extension is required, the Committee will issue written notice with an explanation of the circumstances requiring the extension, before the extension period begins.

                                    ARTICLE 9

                                  Miscellaneous

9.1 Headings. The headings and subheadings in the MESP have been inserted for convenient reference, and to the extent any heading or subheading conflicts with the text, the text will govern.

9.2 Construction. The MESP will be construed in accordance with the laws of the State of Florida, except to the extent such laws are preempted by ERISA and the Code.

9.3 Nonalienation. No benefits payable under the MESP will be subject to the claim or legal process of any creditor of any Participant or beneficiary, and no Participant or beneficiary will alienate, transfer, anticipate or assign any benefits under the MESP.

9.4 No Employment Rights. Participation in the MESP will not give any Employee the right to be retained in the employ of any Employer, or upon termination any right or interest in the MESP except as specifically provided in the MESP.

9.5 No Enlargement of Rights. No person will have any right to or interest in any portion Of the MESP except as specifically provided in the MESP.

9.6 Withholding for Taxes. Payments under the MESP will be subject to withholding for payroll taxes as required by law, including state and federal income taxes.

     IN WITNESS WHEREOF, Barnett Banks, Inc. has caused this amended and restated Management Excess Savings Plan of Barnett Banks, Inc. and its Affiliates to be executed this 30th day of September, 1997, to be effective as of January 1, 1996.

                                                 BARNETT BANKS, INC.


                                                 By: /s/ Deborah Harroll
                                                    ----------------------------
                                                 Title: Secretary Emp Ben Comm

ATTEST:

/s/ Linda D. Hooten
-----------------------

                         MANAGEMENT EXCESS SAVINGS PLAN
                    OF BARNETT BANKS INC. AND ITS AFFILIATES

                                   ADDENDUM A
                       HISTORY OF REVISED PLAN PROVISIONS

The following provisions have the same Section headings End numbers as the corollary Sections in the main test of the Plan, with the prefix "A-" to correspond to this Addendum A. The provisions set forth in this Addendum A were in effect during the stated periods of the Plan's existence, but have been revised as set forth in the corollary Sections of the main text of the Plan, Although revised, these historical provisions may continue to affect the amount of and/or entitlement to benefits of a Participant or beneficiary whose benefits are determined after the dates when these provisions were changed, particularly those Participants who terminated before the effective date of one or more revisions.

                                    ARTICLE I

                                   Definitions


A-1.27 Plan Year. The initial Plan Year was a short year beginning November 1, 1993 and ending December 31, 1993.

A-1.33 Valuation Date. Before daily valuation was implemented on July 1, 1994, Valuation Dates were the last day of each calendar month.

                                    ARTICLE 3

                                  Contributions

A-3.1  Employee Contributions.


     (a) Amount, For the initial short Plan Year, each Participant was permitted to elect Before-Tax Contributions in the amount up to the amount he Could have contributed if the Plan had become effective on January 1,1993.

     (b) Election to Participate. For the initial short Plan Year, the Participant was required to submit his properly executed Participation Agreement before the Plan's Effective Date on November 1.1993.


                                       2